EXHIBIT 99.1

Contact:

Robert W. Pangia
Chief Executive Officer
Highlands Acquisition Corp.
(201) 573-8400
rpangia@highlandscorp.com

FOR IMMEDIATE RELEASE

HIGHLANDS ACQUISITION CORP.
RECEIVES NON-COMPLIANCE LETTER FROM AMEX

Montvale, New Jersey, March 3, 2008 - Highlands Acquisition Corp. (AMEX: HIA.U), (the “Company”) announced today that, on February 27, 2008, it received a warning letter from the American Stock Exchange (“Amex”) that it is not in compliance with Sections 121(A)(1) and 802(a) of the Amex Company Guide because the Company’s board of directors is no longer comprised of a majority of directors who are independent. Amex gave the Company until May 27, 2008 to regain compliance with the requirements set forth in such sections. The Company is actively seeking an independent director to fill the vacancy on its board of directors caused by the resignation of William V. Campbell, one of its independent directors, on February 11, 2008, as disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2008, and will continue to seek to fill such vacancy with an independent director prior to May 27, 2008 so as to comply with Sections 121(A)(1) and 802(a) of the Amex Company Guide.

About Highlands Acquisition Corp.

Highlands Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although it initially intends to focus its search for a target business in the healthcare industry.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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